Exhibit 99.2

BERKSHIRE HATHAWAY ENERGY COMPANY

EXECUTIVE VOLUNTARY DEFERRED COMPENSATION PLAN

(Restated effective as of January 1, 2026)

BERKSHIRE HATHAWAY ENERGY COMPANY

EXECUTIVE VOLUNTARY DEFERRED COMPENSATION PLAN

Berkshire Hathaway Energy Company (“BHE”), an Iowa corporation formerly known as MidAmerican Energy Holdings Company hereby amends and restates the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan (“Plan”) for the benefit of certain employees. The primary purpose of the Plan is to allow eligible employees to defer compensation. BHE will pay benefits under the Plan only in accordance with the terms and conditions set forth in the Plan. This Plan is a restated plan effective as of January 1, 2026. The Plan was originally established effective July 1, 1999, restated effective January 1, 2007 and amended November 28, 2008 and January 1, 2015.

PREAMBLE

Plan Type. The Plan is an unfunded nonqualified deferred compensation plan maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” (“top-hat plan”).

Possible Nonuniformity. BHE need not provide the same Plan benefits or apply the same Plan terms and conditions to all Participants, even as to Participants who are of similar pay, title and other status with BHE. BHE may create a separate exhibit for one or more Participants, specifying such terms and conditions as are applicable to a given Participant. BHE, in a separate exhibit, may modify any Plan provision with respect to one or more Participants.

I. DEFINITIONS

1.01 “Account” means the account BHE establishes under the Plan for each Participant and as applicable means a Participant’s Elective Deferral Account, or Employer Contribution Account. An Elective Deferral Account shall consist of subaccounts as selected by the Participant, including a Retirement Account, an In-Service Account and an Education Account, as described in Section 4.03(A).

1.02 “Accrued Benefit” means the total dollar amount credited to a Participant’s Account.

1.03 “Applicable Guidance” means Treasury Regulations issued pursuant to Code §409A, or other written Treasury or IRS guidance regarding Code §409A, which is in addition to IRS Notice 2005-1 (“Notice 2005-1”).

1.04 “Base Salary” means a Participant’s compensation consisting only of regular annual salary and excluding any other compensation.

1.05 “Beneficiary” means the person or persons entitled to receive Plan benefits in the event of a Participant’s death.

1.06 “Code” means the Internal Revenue Code of 1986, as amended.

1.07 “Compensation” means Base Salary, performance awards and annual incentive bonuses (other than Employer long-term incentive awards). Compensation does not include retention awards, sign-on bonuses or PTO payout. Inclusion of any other forms of compensation is subject to approval of BHE.

1.08 “Deferred Compensation” means the Participant’s Account Balance attributable to Elective Deferrals and Employer Contributions and includes Earnings on such amounts. “Compensation Deferred” is Compensation that the Participant or the Employer has deferred under this Plan.

1.09 “Earnings” means the notional earnings, gain and loss applicable to a Participant’s Account as described in Section 5.02.

1.10 “Effective Date” of the Plan as amended and restated is January 1, 2026.

1.11 “Elective Deferral” means Compensation a Participant elects to defer into the Participant’s Account under the Plan.

1.12 “Elective Deferral Account” means the portion of a Participant’s Account attributable to Elective Deferrals and Earnings thereon (and which shall consist of Retirement, In-Service and Education subaccounts).

1.13 “Employee” means a person providing services to the Employer in the capacity of a common law employee of the Employer (other than persons employed by PacifiCorp, NV Energy and HomeServices of America, Inc. or any subsidiary of such corporations).

1.14 “Employer” means BHE and, with respect to Participants who are employees of an affiliate of BHE, Employer also means any such affiliate; provided, however, that with respect to all matters involving administration of the Plan, including the authority to designate Employees who are Participants in the Plan and to amend and terminate the Plan, Employer shall only mean BHE. Further, notwithstanding anything to the contrary herein, only BHE shall be obligated to make payments to Participants or Participants’ Beneficiaries under and in respect of the Plan. For purposes of determining whether there has been a Separation from Service with the Employer, Employer means all entities with whom the Employer would be considered a single employer under Code §§414(b) and (c).

1.15 “Employer Contribution” means amounts, if any, the Employer contributes or credits to an Account under the Plan, excluding Elective Deferrals.

1.16 “Employer Contribution Account” means the portion of a Participant’s Account attributable to Employer Contributions and Earnings thereon.

1.17 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18 “Participant” means an Employee of the Employer who has met the eligibility requirements of Section 2.01 and who has accrued a benefit under the Plan.

1.19 “Performance-Based Compensation” means such amounts described in Applicable Guidance.

1.20 “Plan” means the Berkshire Hathaway Energy Company Executive Voluntary Deferred Compensation Plan, as amended and restated as of January 1, 2026. For purposes of applying Code §409A requirements: (i) this Plan is an account balance plan under Applicable Guidance; (ii) this Plan constitutes a separate plan for each Participant; and (iii) except as the Plan otherwise provides, all Deferred Compensation for a Participant is aggregated with that Participant’s deferrals under any other account balance nonqualified deferred compensation plan of BHE in which the Participant participates. Employer Contribution Accounts are considered to be part of a nonelective account balance plan type and Elective Deferral Accounts are considered to be part of an elective account balance plan type.

1.21 “Retirement Age” means a Participant’s attainment of age 55.

1.22 “Separation from Service” means an Employee’s termination of employment with the Employer or as otherwise defined in Applicable Guidance.

1.23 “Specified Employee” means a Participant described in Code §416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Employer (or of a member of the same group of controlled entities as the Employer) is publicly traded on an established securities market or otherwise.

1.24 “Specified Time or Pursuant to a Fixed Schedule” means a specific time or schedule (but not the occurrence of an event) as a Participant payment election may specify, and otherwise as described in Applicable Guidance.

1.25 “Taxable Year” means the 12 consecutive month period ending each December 31.

1.26 “Trust” means a trust described in Section 5.01.

1.27 “Unforeseeable Emergency” means: (i) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code §152(a)) of the Participant; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount of the distribution may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

1.28 “Valuation Date” means every day of the year.

1.29 “Vested” means Deferred Compensation which is not subject to a Substantial Risk of Forfeiture (as defined in Applicable Guidance) or to a requirement to perform further services for the Employer.

II. PARTICIPATION

2.01 Participant Designated. The President and Chief Executive Officer of BHE (the “President”) shall designate and approve the Employees who are eligible to participate in the Plan, such designation to be either by name, job title or other classification. The President may also notify a Participant that he or she is no longer eligible to make future deferrals into the Plan. Such termination of eligibility shall be effective for compensation earned after January 1 following such written notification to the individual. However, until final distribution has been made to such person from his or her Accounts, for all other purposes under the Plan the person shall still be considered a Participant.

2.02 Elective Deferrals. Participants who are United States residents may make separate Elective Deferrals to their Accounts with respect to Base Salary and Compensation that is not Base Salary. All elections to defer shall terminate upon Separation from Service, a change to the Participant’s country of residence, Disability (as defined in Applicable Guidance) or a distribution based on an Unforeseeable Emergency.

(A) Limitations. The maximum Elective Deferral for Base Salary is 50%. There is no limit for Compensation that is not Base Salary. The minimum Elective Deferral for any type of Compensation is 1%.

(B) Form and Timing. A Participant must make their Elective Deferral election on an election form the Employer provides for that purpose. Unless otherwise provided in this Section 2.02, a Participant must deliver their election to the Employer prior to the beginning of the Taxable Year for which it is to go into effect (or at such other time as Applicable Guidance may provide), at which time the election shall become irrevocable.

(C) New Participant. If an Employee first becomes a Participant on a date which is not the first day of a Taxable Year, the Participant must make and deliver their Elective Deferral election for that Taxable Year not later than 30 days after the Participant becomes a Participant. The election may apply only to Compensation for services the Participant performs subsequent to the date the Participant delivers the election to the Employer. For Compensation that is earned for a specified performance period, including an annual bonus, and where the new Participant makes an Elective Deferral election after the service period commences, the Employer will prorate the election by multiplying the Performance-Based Compensation by the ratio of the number of days left in the performance period at the time of the election, over the total number of days in the entire performance period.

(D) Election Duration. A Participant’s Elective Deferral election applies only to the Participant’s Compensation earned in the next Taxable Year following the Taxable Year in which the Participant makes the election. A Participant, subject to Plan requirements regarding election timing, including those in Article VII, may make a new election, or revoke or modify an existing election effective no earlier than for the next Taxable Year.

2.03 Employer Contributions. In each Taxable Year, the Employer may make discretionary Employer Contributions for any or all Participants, which need not be uniform among Participants.

2.04 Allocation Conditions. There are no conditions generally applicable to receive an allocation of Employer Contributions, unless the Employer establishes conditions with respect to a particular discretionary Employer Contribution.

2.05 Timing. The Employer may elect to make any Employer Contribution for a Taxable Year at such times as Code §409A or Applicable Guidance may permit.

2.06 Administration. BHE will administer all Employer Contributions in the same manner as Elective Deferrals, except as the Plan otherwise provides. BHE will credit any Elective Deferrals to a Participant’s Account as soon as practicable after the date the amount of the Elective Deferral would otherwise have become due and payable to the Participant and will credit any Employer Contributions to a Participant’s Account as soon as practicable after the date the amount of the Employer Contribution is determined. Any Employer Contribution is not subject to an immediate Participant right to elect a cash payment in lieu of the Employer Contribution and such amounts are payable only in accordance with the Plan terms.

III. VESTING AND FORFEITURE

3.01 Vesting Schedule. Participants shall always be immediately one hundred percent (100%) Vested in their Elective Deferral Accounts. The Employer may separately establish a vesting schedule for any Employer Contributions.

3.02 Application of Forfeitures. A Participant will forfeit any non-Vested Accrued Benefit upon Separation from Service. The Employer will keep all forfeitures.

IV. BENEFIT PAYMENTS

4.01 Separation from Service or Death. BHE will pay to the Participant the Vested Accrued Benefit held in the Participant’s Account following the earlier of the Participant’s Separation from Service or death. Payment will commence at the time and payment will be made in the form and method specified under Section 4.03. In the event of the Participant’s death, BHE will pay to the Participant’s Beneficiary the Participant’s Vested Accrued Benefit or any remaining amount thereof if benefits to the Participant already have commenced, in accordance with the Participant’s election.

(A) Distribution to Specified Employees. Notwithstanding anything to the contrary in the Plan or in a Participant’s election, BHE may not distribute to a Specified Employee, based on Separation from Service, any part of the Participant’s Account earlier than 6 months following the Separation from Service (or if earlier, upon the Specified Employee’s death).

4.02 Other Payment Events. In addition to the payment events under Section 4.01, BHE will pay to a Participant all or any part of the Participant’s Account: (i) at a Specified Time or Pursuant to a Fixed Schedule elected by the Participant with respect to Education and In-Service subaccounts; or (ii) based upon an Unforeseeable Emergency. Payment will commence at the time and payment will be made in the form and method specified under Section 4.03.

4.03 Form, Timing and Method of Payment Election. All distributions will be in cash. Subject to the provisions of this paragraph, a Participant shall make an initial payment election as to the method of payment under Section 4.03(A) and may make a change to an election under Section 4.03(B). Until BHE completely distributes a Participant’s Vested Accrued Benefit, the Plan will continue to credit the Participant’s Account with Earnings, in accordance with Section 5.02. Except as provided below, a Participant may elect either a lump sum payment or substantially equal annual installments (not to exceed 10) with respect to a Retirement subaccount and an In-Service subaccount. If no election is made as to method, payment shall be made in a lump sum. Distribution from an Education subaccount may only be made in 4 substantially equal annual installments. Distributions from a Retirement Account as a result of Separation from Service after Retirement Age shall be made (or commence) in January of the calendar year following the calendar year in which Separation from Service occurs. Distributions from an In-Service subaccount, an Education subaccount, or a Retirement subaccount, when a Separation from Service occurs prior to Retirement Age (including death prior to Retirement Age), shall be made as soon as administratively feasible following the date of Separation from Service (or death), and shall be made in a lump sum payment (except that payments from the remaining account balance in an Education subaccount or In-Service subaccount, where payments have already commenced prior to Separation from Service, shall continue to be made under the schedule then in effect). If Separation from Service occurs after Retirement Age and before commencement of distribution from an In-Service subaccount or Education subaccount, any such subaccount shall be added to the Retirement subaccount and distributed accordingly. Payments made because of Unforeseeable Emergency shall be made (or commence) as soon as administratively feasible following such event. In the event of death after attaining Retirement Age or after payments from an Account have begun, a lump sum payment to the Beneficiary shall be made as soon as administratively feasible after date of death if the Participant had previously elected a lump sum distribution to the Beneficiary pursuant to Section 4.03(A) (initial payment election) or pursuant to Section 4.03(B)(1) (change to payment election). Disability shall not be treated as a distribution event if Separation from Service has not occurred.

(A) Initial Payment Election. A Participant, as to an In-Service subaccount shall make an initial payment election with respect to a Specified Time and pursuant to a Fixed Schedule at the time of the Participant’s first Elective Deferral election into such subaccount. A Participant, as to an Education subaccount, shall make an initial election with respect to a Specified Time at the time of the Participant’s first Elective Deferral election into such subaccount (the Fixed Schedule being 4 substantially equal annual payments). As to a Retirement subaccount, a Participant shall make an initial payment election as to a method of payment (Fixed Schedule) at the time of his or her first deferred election into such subaccount (the Specified Time being the date following Separation of Service as provided in Section 4.03 above). A Participant shall make any permissible initial payment election on a form the Employer provides for that purpose. At the time of any such first Elective Deferral election into any Account, a Participant may elect to have a lump sum payment made to his or her Beneficiary in lieu of the form of payment that otherwise has been selected for payout during the Participant’s life.

(B) Changes to Payment Election. A Participant, who is an active Employee, may change the Participant’s initial payment election (change election) as to any or all Deferred Compensation (but only as to timing of the start of payments for an Education subaccount and form of payments for a Retirement subaccount), including any Plan default payment applicable in the absence of an election. Any such change election must comply with this Section 4.03(B). A Participant must make any change election on a form the Employer provides for such purpose.

(1) Conditions on Changes to Payment Elections. Any Participant change election: (i) may not take effect until at least 12 months following the date of the change election; (ii) must result in the first payment under the change election being made not earlier than 5 years following the date upon which the originally-elected payment would have been made (except if payment is on account of death, or Unforeseeable Emergency); and (iii) if the change election relates to a Participant’s previous election of a Specified Time or Pursuant to a Fixed Schedule, the Participant must make the change election not less than 12 months prior to the date of the first scheduled payment under the election being changed (or, in the case of installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).

(2) Definition of “Payment.” Except as otherwise provided in Section 4.03(B)(3), a “payment” for purposes of applying Section 4.03(B)(1) is each separately identified amount BHE is obligated to pay to a Participant on a determinable date and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if BHE can objectively determine the amount.

(3) Installment Payments. As set forth in Applicable Guidance, and for purposes of making a change to a payment election under this Section 4.03(B), a series of installment payments will be treated as a single payment. For purposes of this Section 4.03(B)(3), a “series of installment payments” means payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years, except to the extent that any increase in the payment amounts reflects reasonable Earnings through the date of payment.

(4) Coordination with Anti-Acceleration Rule. In applying Section 4.03(C), “payment” means as described in Sections 4.03(B)(2) and (3). A Participant under a payment change election may change the form of payment to a more rapid schedule (including a change from installments to a lump-sum payment) without violating Section 4.03(C), provided any such change remains subject to the payment change election provisions under this Section 4.03(B). Accordingly, if the Participant’s payment change election modifies the payment method from installments to a lump-sum payment, a payment change election must satisfy Section 4.03(B)(1) measured from the first installment payment. If a payment change election only modifies the timing of an installment payment, the payment change election must apply to each installment and must satisfy Section 4.03(B) measured from each installment payment.

(C) No Acceleration. Neither BHE nor the Participant may accelerate the time or schedule of any payment under the Plan except as Applicable Guidance may permit. For this purpose, the following are not an acceleration: (i) a payment required under a domestic relations order under Code §414(p)(1)(B); (ii) a payment required under a certificate of divestiture under Code §1043(b)(2); or (iii) a payment to pay the FICA tax (and income tax withholding related to the FICA) on the Deferred Compensation.

(D) Cash-Out Upon Separation. Notwithstanding a Participant’s payment election or any contrary Plan terms, BHE will distribute in a single cash payment the entire Vested Accrued Benefit of a Participant who has incurred a Separation from Service where the Participant’s Vested Accrued Benefit does not exceed $50,000. BHE will make any payment under this Section 4.03(D) as soon as administratively feasible following Separation from Service.

4.04 Withholding. The Employer that employs the Participant at the time of payment or employed the Participant immediately prior to a Separation from Service (with such Employer including such payment on a Form W-2 issued by the Employer to the Participant) will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law, including Notice 2005-1 and Applicable Guidance.

4.05 Administration of Payment Date(s). BHE shall pay a Participant’s Vested Accrued Benefit on any date that is administratively feasible following any Plan specified payment date or date of any authorized distribution event or the date specified in any valid payment election, but in no event later than two and one-half (2 1⁄2) months following any such date; and provided further that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

V. TRUST ELECTION AND PLAN EARNINGS

5.01 Unfunded Plan/Trust Election. BHE intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of BHE nor any other Employer, including assets held in any Account under the Plan except as the Plan otherwise permits. BHE’s obligation to pay Plan benefits is an unsecured promise to pay. If BHE elects to create a Trust, the applicable provisions of the Plan continue to apply, including those of this Section 5.01. The Trustee will pay Plan benefits in accordance with the Plan terms or upon BHE’s direction consistent with Plan terms. BHE intends to make notional contributions in lieu of actual contributions to the Plan, and BHE, therefore, may elect not to invest any Plan contributions. If BHE elects to invest any Plan contributions, such investments may be held for BHE’s benefit in providing for BHE’s obligations under the Plan or for such other purposes as BHE may determine. Any assets held in Plan Accounts remain subject to claims of BHE’s general creditors and no Participant’s or Beneficiary’s claim to Plan assets has any priority over any general unsecured creditor of BHE.

(A) Restriction on Trust Assets. If BHE establishes, directly or indirectly, a Trust (or any other arrangement Applicable Guidance may describe), the Trust and the Trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the Deferred Compensation. The Trust may not contain any provision limiting the Trust assets to the payment of Plan benefits upon a Change in BHE’s financial condition that would constitute a Change in the Employer’s Financial Health (as defined in Applicable Guidance), even if the assets remain subject to claims of BHE’s general creditors. For this purpose, BHE, upon a Change in the Employer’s Financial Health, may not transfer Deferred Compensation to the Trust. Any Trust BHE establishes under this Plan shall be further subject to Applicable Guidance, compliance with which is necessary to avoid the transfer of assets to the Trust being treated as a transfer of property under Code §83.

5.02 Notional Earnings. BHE, under the Plan, periodically will credit notional Plan contributions with a determinable amount of notional Earnings (amounts receive a rate of return based on the performance of investment funds selected by the Participant from a list of investment options offered by BHE) to each Participant’s Account. The Participant has the right to direct the investment of the Participant’s Account pursuant to conditions established by BHE. This right is limited strictly to investment direction and the Participant will not be entitled to the distribution of any Account asset except as the Plan otherwise permits. Except as otherwise provided in the Plan or Trust, all Plan assets, including all incidents of ownership, at all times will be the sole property of BHE.

VI. MISCELLANEOUS

6.01 No Assignment. Except with respect to a payment required under a domestic relations order under Code §414(p)(l)(B), no Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Account. Prior to actual payment, a Participant’s Account is not subject to the debts, judgments or other obligations of the Participant or Beneficiary and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.

6.02 Not Employment Contract. This Plan is not a contract for employment between an Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer, and benefits under the Plan are limited to payment of a Participant’s Vested Accrued Benefit in accordance with the terms of the Plan.

6.03 Amendment and Termination.

(A) Amendment. BHE reserves the right to amend the Plan at any time to comply with Code §409A, Notice 2005-1, Prop. Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, BHE may make any such amendments effective immediately.

(B) Termination. BHE, by action of the BHE Board of Directors, may terminate, but is not required to terminate, the Plan and distribute Plan Accounts under the following circumstances:

(1) Dissolution/Bankruptcy. BHE may terminate the Plan within 12 months following a corporate dissolution taxed under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture (as defined in Applicable Guidance); or (iii) in which the payment is administratively feasible.

(2) Change in Control. BHE may terminate the Plan within the 30 days preceding or the 12 months following a Change in Control (as defined in Applicable Guidance) provided BHE distributes all Plan Accounts (and distributes all accounts under any substantially similar plan which BHE also must terminate under Applicable Guidance) within 12 months following the Plan termination.

(3) Other. BHE may terminate the Plan for any other reason in BHE’s discretion provided that: (i) BHE also terminates all Aggregated Plans (as defined in Applicable Guidance); (ii) BHE makes no payments under the Plan in the 12 months following the Plan termination date other than payments BHE would have made under the Plan irrespective of Plan termination; (iii) BHE makes all payments under the Plan within 24 months following the Plan termination date; and (iv) BHE within 3 years following the Plan termination date does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(4) Applicable Guidance and Plan Types. BHE may terminate the Plan under such other circumstances as Applicable Guidance may permit. In addition, for purposes of plan termination, the portion of the Plan representing Employer Contribution Accounts shall be considered to be a nonelective account balance plan type and the portion of the Plan representing Elective Deferral Accounts shall be considered to be an elective account balance plan type.

(C) Effect on Vesting. Any Plan amendment or termination will not reduce the Vested Accrued Benefit held in any Participant Account at the date of the amendment or termination and also may not accelerate vesting except as may be permitted without subjecting any Participant to taxation under Code §409A.

(D) Cessation of Future Contributions. BHE may elect at any time to amend the Plan to cease future Elective Deferrals as of the next taxable year. In such event, the Plan remains in effect (except those provisions permitting the frozen contribution type) until all Accounts are paid in accordance with the Plan terms, or, if earlier, upon BHE’s termination of the Plan.

6.04 Severability. If any provision of the Plan is determined by a proper authority to be invalid, the remaining portions of the Plan will continue in effect and will be interpreted consistent with the elimination of the invalid provision.

6.05 Notice and Elections. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to BHE shall be directed to BHE’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records. Any election made under the Plan must be in writing and delivered (electronically, by facsimile, or by mail), to the Employer pursuant to procedures established by the Employer. The Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of actual receipt, or if given or made by certified mail, as of 3 business days after mailing.

6.06 Administration. BHE will administer and interpret the Plan, including making a determination of the Vested Accrued Benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and perform such other acts as BHE reasonably may request. BHE may retain agents to assist in the administration of the Plan and may delegate to agents or to an officer of BHE such duties as it sees fit. The decision of BHE or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. BHE will indemnify, defend and hold harmless any Employee designated by BHE to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee.

6.07 Account Statements. BHE will provide each Participant with a statement of the Participant’s Vested Accrued Benefit at least annually as of the last Valuation Date in the Plan Year. BHE also will provide Account statements to any Beneficiary of a deceased Participant with a Vested Accrued Benefit remaining in the Plan.

6.08 Accounting. BHE will maintain for each Participant as is necessary for proper administration of the Plan, an Elective Deferral Account (and Retirement, In-Service and Education subaccounts) and an Employer Contribution Account (if any Employer Contributions are made).

6.09 Costs and Expenses. BHE will pay the costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. BHE will pay costs, expenses or fees charged by or incurred by the Trustee only as provided in the Trust or other agreement between BHE and the Trustee.

6.10 Reporting. The Employer employing the Participant will report Deferred Compensation for Participants on Form W-2 in accordance with Notice 2005-1 and Applicable Guidance.

6.11 Claims Procedure.

(A) Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to BHE, which shall respond in writing as soon as practicable.

(B) Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

1) The reasons for denial, which specific reference to the Plan provisions on which the denial is based;

2) A description of any additional material or information required and an explanation of why it is necessary; and

3) An explanation of the Plan’s claim review procedure.

(C) Review of Claim Denial. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to BHE. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by BHE of Claimant’s claim or request. The claim or request shall be reviewed by the President and CEO of BHE, who may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing. If the claim is made by the President and CEO of BHE, the claim or request shall be reviewed by the Chair of the Board of Directors of BHE. If the claim is made by the Chair of the Board of Directors of BHE, the claim or request shall be reviewed by the Board of Directors of BHE.

(D) Final Decision. The decision on review shall normally be made within sixty (60) days after BHE’s receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

6.12 Beneficiary Designation.

(A) Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Deferred Account balance. Each Beneficiary designation shall be in a written form prescribed by BHE and shall be effective only when filed with BHE during the Participant’s lifetime.

(B) Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with BHE. The filing of a new designation shall cancel all designations previously filed.

(C) Change in Marital Status. If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply until such time as the Participant submits a revised Beneficiary form.

(1) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void.

(2) If the Participant is unmarried at death but was married when the designation was made:

(i) The designation shall be void if the former spouse was named as Beneficiary.

(ii) The designation shall remain valid if the spouse was not named and a non-spouse Beneficiary was named.

(3) If the Participant was married when the designation was made and is married to a different spouse at death:

(i) The designation shall be void if the former spouse was named as Beneficiary.

(ii) The designation shall remain valid if the former spouse was not named and a non-spouse Beneficiary was named.

(D) No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(1) The Participant’s surviving spouse;

(2) The Participant’s children (including stepchildren) in equal shares, except if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living;

(3) The Participant’s estate.

(E) Effect of Payment. Payment to the Beneficiary or other proper legal representative of the Beneficiary shall completely discharge BHE’s obligations under the Plan and BHE may require a release to that effect from the Beneficiary or other proper legal representative of the Beneficiary prior to the distribution.

(F) Minor or Incompetent Beneficiary. If a Beneficiary is a minor or otherwise reasonably determined by BHE to be legally incompetent, BHE may cause the Plan or Trust to pay the Participant’s Vested Accrued Benefit to a guardian, trustee or other proper legal representative of the Beneficiary.

6.13 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Iowa, except as preempted by federal law.

6.14. Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder.

6.15. Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of BHE and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of BHE, and successors of any such corporation or other business entity.

VII. 2005, 2006, 2007 AND 2008 TRANSITION RULES AND PROVISIONS APPLICABLE

BECAUSE PLAN WAS EFFECTIVE BEFORE 2005

7.01 Code §409A Amounts. The terms of this Plan control as to any Deferred Compensation under the Plan, whether vested on or before or after December 31, 2004. There are no “grandfathered amounts” under the Plan pursuant to Applicable Guidance. All Deferred Compensation amounts under the Plan are “409A Amounts.”

7.02 2005, 2006, 2007 and 2008 Operational Rules. The following provisions apply to the Plan during the 2005, 2006, 2007 and 2008 Taxable Years, as specifically provided in each subsection.

(A) Good Faith. As to 409A Amounts, BHE will operate the Plan during the 2005, 2006, 2007 and 2008 Taxable Years in good faith compliance in accordance with: (i) Notice 2005-1; (ii) Code §409A; and (iii) any Applicable Guidance. BHE also may operate the Plan consistent with Prop. Treas. Reg. §1.409A before such regulations become effective and may apply such regulations to the extent that they are inconsistent with Notice 2005-1. Although the BHE intends this Plan document to comply with the provisions of Notice 2005-1 and Prop. Treas. Reg. §1.409A, BHE will not apply any Plan provision which is inconsistent therewith and, by December 31, 2008, will amend any such provision to comply with Applicable Guidance. BHE and the Participants may not exercise discretion under the Plan in a manner that would violate Code §409A.

(B) Participant’s Revised Deferral Election. A Participant, on or before December 31, 2008, may make a new payment election as to any previously deferred 409A Amount, except that a Participant cannot in 2006, 2007 or 2008 change payment elections with respect to payments that the Participant would otherwise receive in the year of the new payment election, or to cause payments to be made in the year of the new payment election that are otherwise scheduled to be made after the year of the new payment election. Any such election must be a permissible election under Section 4.03(A), but an election under this Section 7.02(B) is not treated as a change in the timing or form of distribution and need not comply with Section 4.03(B) as it applies to such changes.

(C) 2005 Deferral Election by March 15, 2005. Notwithstanding Section 2.02, if the Plan was in existence on or before December 31, 2004 (as described in Notice 2005-1, Q/A 21), a Participant may make an Elective Deferral election as to 409A Amounts earned for service to the Employer through December 31, 2005. A Participant must make an election under this Section 7.02(C) no later than March 15, 2005, and in accordance with the Plan terms as in effect on or before December 31, 2005. The election applies only as to amounts not paid or payable to the Participant at the time of the election. This Section applies only to the 2005 Taxable Year and reflects Amendment No. 1 to the Plan executed December 21, 2005.

(D) Cancellation of Election/Participation. A Participant, on or before December 31, 2005, may elect to cancel any or all existing Elective Deferral elections. BHE will distribute to an affected Participant all 409A Amounts subject to an election under this 7.02(D) and the Participant will include such amounts in income, in the 2005 Taxable Year, or if later, in the Taxable Year in which such amounts are Vested. This section reflects Amendment No. 1 to the Plan executed December 21, 2005.

7.03 Incorporation of Applicable Guidance. In the event of Applicable Guidance that is contrary to any Plan provision, BHE, as of the effective date of the Applicable Guidance, will operate the Plan in conformance therewith and will disregard any inconsistent Plan provision. Any such Applicable Guidance is deemed to be incorporated by reference into the Plan and to supersede any contrary provision during any period in which BHE is permitted to comply operationally with the Applicable Guidance and before a formal Plan amendment is required.

IN WITNESS WHEREOF, Berkshire Hathaway Energy has caused this instrument to be signed by its duly authorized officer on this 6th day of January, 2026.

BERKSHIRE HATHAWAY ENERGY COMPANY

By:	/s/ Mark Hewett
Mark Hewett, President & CEO